EXHIBIT 99.2
                                                                    ------------


             BOSTON SCIENTIFIC SAYS MEDINOL LAWSUIT IS WITHOUT MERIT

          COMPANY ANNOUNCES IT WILL SEEK RESTITUTION FOR LOSSES CAUSED
                BY MEDINOL'S REFUSAL TO SUPPLY NEW STENT PRODUCTS


Natick, MA (April 5, 2001) -- Boston Scientific Corporation (NYSE:BSX) announced today that Medinol Ltd., manufacturer of the NIR(R) stent sold exclusively by Boston Scientific, has filed a lawsuit against the company and a number of current and former employees. The case was filed in U.S. District Court for the Southern District of New York. Boston Scientific has been engaged in negotiations to acquire Medinol.

"This lawsuit relies primarily on false accusations and baseless claims that Medinol apparently hopes will pressure Boston Scientific into paying an inflated price to acquire Medinol," said Boston Scientific spokesman Paul Donovan. "We strongly prefer to resolve our disputes with Medinol in a businesslike way, with a transaction that is fair to both companies. While we remain open to a transaction with Medinol that achieves that result, we are fully prepared to litigate these issues, because it is Boston Scientific, not Medinol, that is the injured party in this relationship."

"Medinol's complaint alleges breaches of contract, fraud and other claims," Donovan continued. "These claims have no merit. The lawsuit also seeks actual and punitive damages, and an injunction that would prohibit Boston Scientific from marketing the NIR stent and would enable Medinol to sell its stents independent of Boston Scientific. Medinol is not entitled to the remedies it has requested. Now that Medinol has begun this litigation, Boston Scientific will pursue its own claims against Medinol and its principals. Boston Scientific has lost revenue, market share and market capitalization as a result of Medinol's refusal to develop and supply new stent products. We will seek full restitution for the losses resulting from these and other wrongful actions by Medinol."

"While this lawsuit proceeds, we expect to continue to make the NIR stent available to our customers without interruption in supply," Donovan said. "In addition, we are excited about the rapid progress of our internal stent development program. The Express(TM) coronary stent is on track for introduction in Europe in the fourth quarter of this year and in the United States in mid-2002. Our internal stent development program -- including drug coatings -- is a top priority of the company."

Boston Scientific is a worldwide developer, manufacturer, and marketer of medical devices. The company's products are used in a broad range of interventional medical specialties.

This press release contains forward-looking statements. The company wishes to caution the reader that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, uncertainties associated with litigation, regulatory approval, product development and availability, and other factors described in the company's filings with the Securities and Exchange Commission.


                                        CONTACT:   Milan Kofol (508-650-8569)
                                                   Investor Relations
                                                   Boston Scientific Corporation

                                                   Paul Donovan (508-650-8541)
                                                   Media Relations
                                                   Boston Scientific Corporation